PRESS RELEASE

An Open Letter from Chairman & CEO David Pohl to the Shareholders of Patriot Scientific Corporation
Thursday August 4, 11:00 am ET

SAN DIEGO--(BUSINESS WIRE)--Aug. 4, 2005--I am delighted to take this opportunity to share my enthusiasm with you as I assume my new responsibilities as Chairman and Chief Executive Officer and discuss the basis for the pride we can all share with our newly revitalized company. This first shareholders' letter from me is intended to begin a new era of shareholder communications for Patriot Scientific Corporation Source: Patriot Scientific Corporation Corporate Viability. Since assuming leadership, we have conducted an intensive internal review of our company's systems, procedures and internal controls as Patriot Scientific Corporation embarks upon this significant new phase of its existence. During the next 30 days we will be devoting considerable focus toward working with our independent auditors as they complete the annual audit for our fiscal year that ended May 31st. We will also be completing the preparation and filing of SEC Form 10-K for that fiscal year, which is due by the end of August, followed shortly thereafter by the filing of Form 10-Q for the first quarter of the current fiscal year.

We are excited because, unlike any other time in its history, Patriot Scientific Corporation is now in a positive growth mode. It's an enviable situation, somewhat like a startup technology company that already has financial liquidity and valuable assets to exploit.

o Financial information to be publicly filed or released during the next few months will show the company to be in a great financial position as of June 30, 2005, with current and liquid assets exceeding $7 million, no debt other than current payables, and millions of dollars of tax loss carry forwards to apply against future earnings as permitted by applicable laws.

o As a small company, the outsourcing of licensing activities for our patent portfolio provides us with the basis to plan for a revenue stream without the need to devote further resources to create and sustain an in-house licensing and support team. We intend to shape our business plan to keep expenses relatively low and allow current or future employees to focus on their areas of expertise so that we may focus on future growth..


New CFO. We welcome the addition of Thomas J. Sweeney, CPA, who has been working with us in conducting our internal review for several weeks. Tom has now joined our management team in the position of Chief Financial Officer and brings over 25 years of valuable professional experience to Patriot, including positions as a CFO for hi-tech and other industry clients. His experience with publicly-held companies will be most beneficial as he works with our independent auditors and supervises our SEC filings in addition to handling the responsibilities usually associated with his CFO position.


Advisory Board. We will be reactivating Patriot's Advisory Board within the next 30 days with a renewed focus and some new faces. In order to have the benefit of input from the perspective of our shareholders, we are initiating a new policy of having a shareholder representative occupy one of the seats on the Advisory Board.


It is a pleasure to announce that Brian Boyajian, Esq., has agreed to serve during the initial term as our first shareholder representative. Mr. Boyajian is a California attorney and active PTSC investor whose communications have demonstrated a definite care and concern for the best interests of PTSC shareholders. He has shown a willingness to express his opinions in an objective and articulate fashion even when his views may differ from those of management or the Board of Directors, and we look forward to benefiting from his participation. To help achieve a synergistic diversity of input that will work to the benefit of the company, other members of the advisory board will also be selected to serve on the basis of their technical, business or financial industry expertise.


In addition to reactivating the Advisory Board, we will be considering the addition of one or two new members to the Board of Directors. Candidates with strong credentials and experience in either the microprocessor industry or investment banking, among others, will have qualifications that will be high on our list.


Litigation. The burden of the litigation that has consumed considerable time and resources of the company over the past 3 years has been substantially alleviated by the recent developments associated with the agreement with TPL Group and the licensing of Intel Corporation to the patent portfolio. The Patriot lawsuits with the TPL Group and Intel have been settled and dismissed, and TPL has assumed responsibility for management of lawsuits originally initiated by Patriot against 5 major Japanese electronics companies.


The New York law firm that originally represented Patriot as lead counsel in several of those lawsuits was disqualified as a result of a court ruling in concurrent litigation in a California federal court. They have recently sought to appeal that ruling. That law firm, whose services were subsequently terminated by the Company, has recently sued Patriot for contingency fees they claim Patriot owes them. We have referred the matter to experienced and well-qualified attorneys for appropriate representation of our interests.


P-Newco Formation. As part of our Master Agreement with The TPL Group, Patriot has formed a new entity named P-Newco that is jointly owned by Patriot and TPL Group in equal shares. Both TPL Group and Patriot have licensed certain of their intellectual property rights in the Patent Portfolio, consisting of 7 US patents, to P-Newco. That company has engaged TPL Group to commercialize the Patent Portfolio by convincing companies using our technology to pay for licenses for such usage. I am Patriot's representative on the three-member Board of Directors of P-Newco. That Board held its first organizational meeting last month and will meet at least monthly to review mandated reports from TPL Group regarding progress and results of their licensing activities that are already ongoing and have involved considerable travel.


Intel and Other Licenses. The licenses from Patriot to Intel Corporation and AMD each involved a one-time fee to Patriot. Intel or AMD microprocessors that may be used in various products by other electronics companies, such as the five Japanese manufacturers originally sued by Patriot as mentioned above, will now be covered by either the Intel license or the AMD license, as the case may be. However, it is important to point out that products or systems containing Intel chips, for example, will typically contain several other microprocessors that are using our technology and are not currently covered by a license, such as in sound cards and graphics controllers as just a couple of examples. Such products are very likely infringing by using technology covered by the patents included in the Patriot/TPL patent portfolio without appropriate licenses.


The significance of the licenses to Intel, for example, should also be viewed from the perspective of the fact that the 7 fundamental patents in our Patent Portfolio cover techniques widely used in designing microprocessors, Digital Signal Processors (DSPs), embedded processors and system-on-chip solutions. From this broad perspective, even though it is a respected giant in its industry segment, Intel's products reportedly represent a small percentage of the broad array of product designs used in electronics products worldwide. A significant number of infringing products are produced by companies yet to be approached regarding opportunities to become properly licensed.


In 2004 over 150 companies were sent letters from Patriot putting them on notice of possible infringement. Many of their products that are in use in households and commercial establishments around the world involve microprocessors that use our patented design architecture and are not shielded from infringement discussions by the Intel licenses from Patriot and TPL. We are pleased with the credibility and validation that the Intel and AMD licenses bring to our technology, and we look forward to fruitful results from licensing discussions that TPL Group's Alliacense affiliate is conducting with other companies.


Business Plan. The Board of Directors is currently evaluating alternatives suggested by my vision of the company conducting future operations structured somewhat like a holding company. Picture a diagram resembling an umbrella, with Patriot being at the peak collecting streams of revenue that flow upward to it from divisions, subsidiaries or joint ventures that would be represented by the beads or modules at the tips around the edge of the umbrella-like diagram. One of those modules already exists in the form of P-Newco and the licensing activities now being conducted by the TPL Group.


Apart from the rights in the Patent Portfolio licensed to P-Newco, Patriot still retains certain rights in the portfolio and complete rights to commercialize our Ignite(TM) and Array products. That business could be another module, either as a division or perhaps as a joint venture with a suitable partner willing to invest in the future of those products. Later, other revenue-producing modules within a defined focus of criteria might be added through product development, acquisitions or joint ventures as might be warranted by time, circumstances and available resources. A couple of possibilities have already been given a very preliminary review by management, but no near-term action on them is currently being anticipated. We may continue to evaluate opportunities that may exist with small or underfunded companies that may have unique, compatible products or proprietary technologies to add to our portfolio. All of this would be consistent with my personal goal, subject to Board approval, to have Patriot become a company that is not dependent on a single product line for revenue.


Communications. The Company will be looking at a possible rebranding and relaunch of its corporate image and portfolio of products in the future in accordance with any new business plan strategies. Based on the revised plan under consideration by the Board, our public relations firm will be revising its PR plan strategies and tactics to get the word out to an expanding number of media outlets including trade publications, business newspapers, radio and television. We have a fresh, exciting story to tell, and the more we can get it before the public as well as industry audiences, the more likely our business should benefit and, although our lawyers require me to say there can be and are no assurances, the more likely the value of our shares may increase.


A few of our objectives will be:

o Boost awareness among local San Diego and Silicon Valley business media, as well as among the local financial community, that Patriot is a visionary technology solutions provider offering innovative products and services for a wide variety of industries.

o Boost awareness among regional and national trade media, industry market analysts, prospective customers and partners by successfully introducing and promoting all existing and future products

o Create media placements that can be used in cross-promotional marketing - as a sales piece or published on the Web


As part of my open communication to our shareholders, this letter will be sent as frequently as we have information of value to you. It may summarize public press releases and statements, inform you of things in between major news releases and filings, and -- in compliance with SEC requirements -- will also be posted on our Website and publicly disseminated to the investment community.


I welcome your feedback. Although I wish I could answer every one of our shareholder's calls, letters and emails, many of which I receive daily, it's not physically possible without diverting my attention from business operations focused on our goal of creating added shareholder value. Also, taking time to communicate on a one-to-one basis with individual shareholders is often unproductive, for I spend much time explaining that no matter how much I might like to answer all their probing questions, in order to comply with applicable securities laws I cannot divulge certain information to one person unless at the same time it is publicly disclosed. To help assure our shareholders that they will be heard, I have set up an email address at patriot@attentiongroup.com which will be monitored and forwarded to me on a regular basis. I will make my best effort to see that your questions, compliments, concerns or complaints are addressed in a timely fashion.


There is much demanding work to be done in setting Patriot on course and managing the company with appropriate systems and procedures. We are making sure our company will be prepared to function effectively in its exciting new mode while also operating in compliance with the added layer of post-Enron laws and regulations that are consuming costly time and resources of large and small publicly-held companies all across the country.

You have my assurance that the new management team is approaching its role enthusiastically, with a positive attitude toward shouldering the added burdens of compliance and a determination to do our best to produce added shareholder value to merit your confidence and support.


Thank you for your attention and for your continued confidence in Patriot!


Sincerely,

    David H. Pohl
    Chairman and CEO
    Patriot Scientific Corporation

MULTIMEDIA AVAILABLE: http://www.businesswire.com/cgi-bin/mmg.cgi?eid=4946061
                      -------------------------------------------------------


Contact:
     For Patriot Scientific Corporation
     Investor Relations:
     Hawk Associates
     Frank Hawkins or Julie Marshall, 305-451-1888
     info@hawkassociates.com
     -----------------------
     or
     Media Relations:
     Attention Group
     Daryl Toor, 770-777-9489
     dtoor@attentiongroup.com


Source: Patriot Scientific Corporation